Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Colleen B. Brown, President & CEO of Fisher Communications, Inc. (206) 404-6783
FISHER COMMUNICATIONS, INC. ANNOUNCES THE COMPLETION
OF ITS PURCHASE OF SEATTLE TELEVISION STATION KWOG
SEATTLE—(BUSINESS WIRE)—September 29, 2006 — Fisher Communications, Inc. (Nasdaq:FSCI) today announced that its wholly-owned subsidiary, Fisher Broadcasting Company, has completed the purchase of African-American Broadcasting of Bellevue, Inc., licensee of television station KWOG, Bellevue, Washington, for $16 million. Fisher purchased 25% of the company on June 26, 2006, and the remaining 75% was purchased this week following satisfaction of closing conditions including Federal Communications Commission approval.
KWOG currently airs programming from ShopNBC pursuant to a programming agreement with ValueVision Media, Inc. Fisher intends to provide Hispanic programming on KWOG as a Univision affiliate beginning January 1, 2007.
“This is an exciting time for Fisher with the formation of a duopoly in Seattle through the purchase of KWOG. This leverages our existing infrastructure as well as serves the fastest growing population segment in Seattle”, said Colleen B. Brown, Fisher Communication’s President and Chief Executive Officer.
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Fisher Communications, Inc. is a Seattle-based integrated media company. Its eleven network-affiliated television stations, one independent station, and one station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho. Its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.
This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,”

or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expected sources of financing are forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.